Exhibit 99.1

KULR Technology Group Reports Third Quarter 2025 Financial Results

HOUSTON / GLOBENEWSWIRE / November 18, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics, today reported results for the third quarter ended September 30, 2025.

“KULR continues to accelerate growth and push forward our innovations,” said KULR CEO Michael Mo. “With solid Q3 revenue gains and our unlevered Bitcoin holdings, we now have a more resilient balance sheet that allows us to confidently invest in next-generation KULR ONE battery products, deepen our R&D initiatives, and advance the next phase of our expansion.”

Third Quarter 2025 Financial Results

Revenues: In the third quarter that ended September 30, 2025, revenue increased 116% to $6.88 million compared to $3.18 million reported in the same period last year. Product sales increased 112%, with revenue of approximately $1.62 million versus approximately $765,000 in the same quarter last year.

Cash and Accounts Receivable: As of September 30, 2025, the Company had cash and current accounts receivable combined of $24.54 million.

Gross Margins: Gross margin was 9% in the quarter ending September 30, 2025, compared to 71% in the same period last year. The decrease in gross margins was primarily due to increased hours spent on service contracts and an increase in costs related to digital assets mining leases.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $6.26 million in the third quarter of 2025 from $2.74 million in the same period last year. The increase in SG&A expenses was primarily due to planned investments to support our growth-related activities, including additional advertising and marketing services, professional and consulting fees, and increased salaries and stock-based compensation from new hires and new grants awarded in 2025.

Research and Development (R&D) Expenses: R&D expenses in the third quarter of 2025 increased to $2.32 million from $1.23 million in the same period last year. The higher investment in R&D reflects planned increases in R&D services and new hires in 2025, and an increase in stock-based compensation from additional awards granted in 2025.

Operating Loss: Loss from operations was $8.74 million for the third quarter of 2025, compared to $1.71 million from the same period last year. Higher operating loss in the third quarter was driven by an increase in both SG&A expenses and investment in R&D.

Net Loss: Net loss for the third quarter of 2025 was $6.97 million, or a loss of $0.17 per share, compared to a net loss of $2.00 million, or a loss of $0.08 per share from the same period last year. The net loss in the third quarter was primarily driven by a one-time impairment charge and credit losses on loan and accounts receivable.

“This quarter marks another record revenue quarter,” noted Shawn Canter, KULR’s CFO. He added, “Our product business is gaining traction and priming for more growth.”

Third Quarter 2025 Highlights:

•	KULR Partners with Amprius and Molicel to Launch KULR ONE Air for Unmanned Aircraft Systems. The Company announced strategic partnerships with Molicel, a subsidiary of publicly traded Taiwan Cement (TWSE: 1101.TW), and Amprius Technologies (NYSE: AMPX) to power its new KULR ONE Air (K1A) product line -- a family of advanced battery systems purpose-built for the rapidly expanding unmanned aircraft systems (UAS) market. Initial sample shipments began in July 2025, with volume production scheduled for Q4 2025. KULR will offer both standard off-the-shelf K1A systems for rapid deployment and customizable configurations to meet specific OEM requirements. The K1A line integrates KULR’s industry-leading thermal management technologies with Amprius’ ultra-high energy density SiCore® cylindrical battery cells and Molicel’s high-power P50B cells. This innovative combination of industry-proven cell technologies delivers superior safety, extended flight times, and enhanced capabilities to support the evolving needs of next-generation UAS missions.

•	KULR Technology Group and Soluna Announce 3.3 MW Hosting Partnership at Project Sophie. The Company announced a new hosting partnership with Soluna Holdings, Inc. (“Soluna”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications. Under this agreement, Soluna will operate approximately 3.3 MW of Bitcoin mining capacity for KULR at its Project Sophie facility in Kentucky. The partnership marks the first time Soluna has partnered with a Bitcoin treasury-focused company, expanding its customer base beyond traditional Bitcoin miners and hyperscalers. Under the partnership, KULR will leverage Soluna’s operational and market expertise to purchase, service, and manage all activities associated with its fleet of mining hardware over the life of the contract. Through this new “Bitcoin Mining Lease” structure, Soluna will deliver guaranteed hashrate and uptime targets to KULR on a daily and monthly basis.

•	KULR Technology Group Launches Six New COTS K1S CubeSat Batteries to Expand Existing Portfolio in Space Power Systems. The Company announced the release of six new commercial off-the-shelf (COTS) versions ranging from 100 to 500Wh of its KULR ONE Space (K1S) CubeSat battery line, designed to meet the evolving needs of customers across the space sector. The new K1S batteries are the next evolution, built on KULR’s flight-proven space battery heritage, offering customers enhanced flexibility with designs that prioritize safety, weight efficiency, and mission-specific customization. The six new K1S battery models were developed to serve the wide range of demands from CubeSat and small satellite operators.

•	KULR Technology Redefines Battery Safety and Reliability Standards with Next-Gen Battery Management System. The Company announced the launch of its next generation KULR-developed Battery Management System (kBMS) — an advanced solution engineered to set a new industry benchmark for reliability, safety, and energy efficiency. The kBMS is offered in two variants: one tailored for defense and terrestrial mission-critical applications, and another optimized for spacecraft power systems. The space-focused version can be configured in two ways — as a cost-effective system built with commercial chipsets protected from radiation within customer housings, or as a premium build utilizing radiation-tolerant components throughout. This flexibility allows KULR to deliver space-rated BMS solutions at multiple price points, giving integrators new options for balancing budget, safety, and mission assurance.

Conference Call

The Company has scheduled a conference call for November 18, 2025, at 4:30 p.m. ET to discuss these results. KULR management will provide a business update for the Company followed by a question-and-answer period.

KULR Technology Group Third Quarter 2025 Earnings Call

Date: Tuesday, November 18th, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR Third Quarter 2025 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com